================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            CHOICECARE CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                             CHOICECARE CORPORATION

                               655 EDEN PARK DRIVE
                           CINCINNATI, OHIO 45202-6056
                                  (513)784-5200

                                 APRIL 18, 1997

                                   ----------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


To the Shareholders:

     The annual meeting of shareholders of ChoiceCare Corporation (the "Company") will be held at the Grand Baldwin Conference Center, Level B, 655 Eden Park Drive, Cincinnati, Ohio, at 6:00 P.M., Wednesday, May 14, 1997, for the following purposes:

    1. To elect three Group II directors to the Company's Board of Directors to serve until the annual meeting of shareholders in 2000, and until such time as their respective successors are elected and qualify.

    2. To confirm the appointment of Arthur Andersen LLP as independent public accountants of the Company for the year 1997.

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on March 31, 1997 are entitled to notice of, and to vote at, the meeting and any adjournment thereof.

     The Annual Report of the Company for the year ended December 31, 1996 is enclosed herewith.

     PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE AT YOUR EARLIEST CONVENIENCE.

                                          By Order of the Board of Directors,

                                          Thomas D. Anthony, Esq.
                                          Secretary


                                    IMPORTANT

     YOUR PROMPT DATING, SIGNING AND RETURNING OF THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE WOULD BE APPRECIATED. IF YOU ATTEND THE MEETING, YOU MAY NEVERTHELESS VOTE IN PERSON SHOULD YOU DESIRE. THE RETURN OF PROXIES IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OWNED.

                                 PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of ChoiceCare Corporation (the "Company"), 655 Eden Park Drive, Cincinnati, Ohio 45202-6056, for use at the annual meeting of shareholders of the Company to be held on May 14, 1997 (the "Meeting") and at any adjournment thereof. This Proxy Statement and accompanying proxy is first being mailed to shareholders on or about April 30, 1997.

     The Board of Directors of the Company (the "Board") is soliciting your proxy for use at the Meeting and any adjournment thereof. The Board recommends a vote FOR (i) the election of the nominees for directors described below; and
(ii) the confirmation of the appointment of Arthur Andersen LLP as independent public accountants of the Company. The ChoiceCare Foundation (formerly known as Tristate Foundation for Health and, prior to that, Midwest Foundation Independent Physicians Association, the "Foundation") is the record owner of 13,500,000 Common Shares, as hereinafter defined, or 90.89% of the total outstanding Common Shares. The Foundation has indicated that it will vote FOR each of the items to be presented at the Meeting.

PROXY VOTING PROCEDURES
     To be effective, properly executed and signed proxies must be returned to Star Bank, N.A., the Company's transfer agent and the proxy tabulator, prior to the Meeting. The shares represented by a properly executed and signed proxy will be voted in accordance with the instructions thereon. However, if no instructions are given, the shares represented thereby will be voted in accordance with the recommendations of the Board. See "Other Matters" below for information concerning the voting of proxies if other matters are properly brought before the Meeting. The Company is soliciting proxies by mail and the costs of solicitation will be borne by the Company.

VOTING
     A majority of the votes attributable to all voting shares must be represented in person or by proxy at the Meeting to establish a quorum for action at the Meeting. In the election of directors, the nominees receiving the greatest number of votes will be elected. Approval of any other matter properly coming before the Meeting requires the affirmative vote of a majority of the votes cast at the Meeting. An abstention from voting will be tabulated as a vote withheld and counted for purposes of determining a quorum but will have no effect on the outcome of the vote.

     At the close of business on March 31, 1997, the record date for the determination of shareholders entitled to vote at the Meeting, there were 14,852,844 of the Company's common shares, without par value ("Common Shares"), outstanding. Each Common Share is entitled to one vote on each matter coming before the Meeting.

     Pursuant to the Company's Code of Regulations, as amended (the "Regulations"), shareholders do not have cumulative voting rights.

      You are encouraged to exercise your right to vote by returning a properly executed and signed proxy in the enclosed envelope, whether or not you plan to attend the Meeting. This will ensure that your votes are cast.

     The members of the proxy committee, whose names are set forth on the accompanying proxy, were named by the Board. A shareholder giving a proxy may revoke or change it at any time by (i) submitting a later-dated proxy; (ii) giving written notice of revocation to Star Bank, N.A., 425 Walnut Street, 6th Floor, Corporate Trust Operations, Cincinnati, Ohio 45202; or (iii) attending the Meeting and giving notice of such revocation at the Meeting. A revocation made during the Meeting will not affect any vote previously taken.

        BENEFICIAL OWNERSHIP OF STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information, as of March 31, 1997, with respect to (a) each person known by the Company to be the beneficial owner of more than 5% of the Common Shares; (b) each current director of the Company; (c) each of the individuals named in the Summary Compensation Table on page 6; and
(d) all directors and executive officers of the Company as a group.



                                                   AMOUNT AND NATURE OF                 PERCENT OF
          NAME OF BENEFICIAL OWNER                BENEFICIAL OWNERSHIP(1)                  CLASS
          ------------------------                ------------------------                 -----

The ChoiceCare Foundation                                 13,500,000                       90.89%
One West Fourth Street
Suite 502
Cincinnati, Ohio 45202

Thomas D. Anthony, Esq.                                        4,000                        *
Michael J. Barber, M.D.                                        4,000                        *
Daniel W. Geeding, Ph.D.                                          --                        *
Daniel A. Gregorie, M.D.                                       4,000                        *
Donald E. Hoffman                                                 --                        *
James P. Long, Ph.D.                                              --                        *
Janet B. Reid, Ph.D.                                           2,000(2)                     *
Jane E. Rollinson                                              4,000                        *
Donald A. Saelinger, M.D.                                     10,000                        *
Richard G. Santangelo, M.D.                                    4,000                        *
Michael Schmerler, M.D.                                        2,000                        *
Byron J. Smith                                                 4,000                        *
Chad P. Wick                                                      --                        *
                                                                                            *
All directors and executive officers as a                     34,600(2)                     *
group (13 persons)

---------------
*    Percent of class is less than 1%.

(1) The Securities and Exchange Commission (the "Commission") has defined "beneficial owner" of a security to include any person who has or shares voting power or investment power with respect to any such security or who has the right to acquire beneficial ownership of any such security within 60 days. Unless otherwise indicated, (i) the amounts owned reflect direct beneficial ownership; and (ii) the person indicated has sole voting and investment power. Options to purchase Common Shares were first granted under the Company's 1996 Long Term Stock Incentive Plan (the "Stock Incentive Plan") on June 5, 1996. As of March 31, 1997, no such options were exercisable within 60 days. Accordingly, no such option shares are included in the totals shown above. On June 5, 1997, the following number of options held by individuals listed herein will become exercisable: Mr. Anthony - 10,000; Dr. Barber - 31,250; Dr. Gregorie - 125,000; Ms.
     Rollinson - 56,250; and Mr. Smith - 7,500.

(2) Includes 2,000 shares to which Dr. Reid disclaims ownership; such shares are owned by Dr. Reid's spouse.


                              ELECTION OF DIRECTORS

     The Company's Regulations provide for a Board which shall not be less than nine nor more than fifteen members. The Board currently has ten members and that number may be increased or decreased only by the affirmative vote of at least a majority of the entire Board. The Regulations also provide for two classes of directors. One class consists of physicians or other health care professionals who have (or whose employer has) an individual participating provider contract to provide health services to members in one or more of the health plans offered by the Company or a subsidiary of the Company (the "Class A Directors"). One Class A Director is required to be a physician or other health care professional who primarily practices within the Company's (or a subsidiary of the Company) service area in Kentucky. The Board shall include at all times at least three Class A Directors. The other class of directors consists of individuals with relevant expertise, who may include, but are not limited to, HMO experts, bankers or executive officers of other businesses or organizations and other individuals representing the community (the "Class B Directors").

     The Board is divided into three groups (Group I - term expiring 1999; Group II - term expiring 1997; and Group III - term expiring 1998). At each annual meeting of shareholders, directors constituting one group are elected for a three-year term. There are three directors in each of Group I and II, each including one Class A Director and two Class B Directors. There are four directors in Group III, including one Class A Director and three Class B Directors.

     The following persons are the Board's nominees for election as Group II directors to serve a three-year term until the annual meeting of shareholders in 2000 and until their successors are duly elected and qualify:

                                 Class A Nominee
                                 ---------------
                             Michael Schmerler, M.D.

                                Class B Nominees
                                ----------------
                                Donald E. Hoffman
                              Janet B. Reid, Ph.D.

     Unless you withhold authority to vote, the shares represented by the enclosed proxy will be voted for the election of the Group II nominees. If any nominee is unable or unwilling to serve as a director on the date of the Meeting (a situation which is not contemplated by the Board at the present time), proxies will be voted by the proxy holders for the election of such substitute as the Board may recommend and for the remaining nominees.

     The following table sets forth information with respect to the age and experience of nominees for election as Group II directors.


                                            GROUP II DIRECTORS
                                              (TO BE ELECTED)
                                          (TERM EXPIRES IN 2000)

                                                                                                                  YEAR FIRST
                                                                                                                  ELECTED A
    NOMINEE/COMMITTEES              AGE              PRINCIPAL OCCUPATION OR EMPLOYMENT                           DIRECTOR
    ------------------              ---              ----------------------------------                           --------

DONALD E. HOFFMAN                   58      Retired; Senior Vice President  - Administration, Cincinnati           1995
   Human Resources and                      Bell Telephone Company (1990 - May 1995).  Trustee of the
   Compensation **                          Foundation (1989 - Present); Chairman of the Foundation (1995 -
   Medical                                  Present).


JANET B. REID, PH.D. *              43      President, J.B. Reid and Associates, Inc., a consulting firm,          1995
   Human Resources and                      Cincinnati, Ohio.  Trustee of the Foundation (1993 - Present).
     Compensation

MICHAEL SCHMERLER, M.D. *           47      Neurologist and Partner, Riverhills Healthcare, Inc. (formerly         1995
   Audit                                    Cincinnati Neurologic Associates), Cincinnati, Ohio.  Trustee of
   Medical                                  the Foundation (1993 - Present).




                                                        GROUP III DIRECTORS
                                                       (TERM EXPIRES IN 1998)
                                                                                                                     YEAR FIRST
                                                                                                                     ELECTED A
    DIRECTOR/COMMITTEES                 AGE                     PRINCIPAL OCCUPATION OR EMPLOYMENT                    DIRECTOR
    -------------------                 ---                     ----------------------------------                    --------

DANIEL W. GEEDING, PH.D. *               54      Dean, College of Business Administration, Xavier University,           1995
   Audit **                                      Cincinnati, Ohio.  Trustee of the Foundation (1989 - March
   Finance                                       1997).  Director of Frisch's Restaurants, Inc., Zaring Homes,
   Human Resources and                           Inc. and Glenway Financial Corp.
     Compensation

JANE E. ROLLINSON ***                    37      Executive Vice President, Chief Operating Officer and Treasurer        1997
                                                 of the Company, and President of the Company's Health Plans
                                                 Division (October 1995 - Present); President of ChoiceCare
                                                 Health Plans, Inc. (March 26, 1997 - Present); Executive Vice
                                                 President, Operating and Corporate Support Systems of the
                                                 Foundation (May 1993 - September 1995); Senior Vice President,
                                                 Finance of the Foundation (August 1991 - May 1993).  Chief
                                                 Financial Officer, Treasurer and Secretary of the Foundation
                                                 (1989 - November 1995).

DONALD A. SAELINGER, M.D. *              50      Internist, Gastroenterologist and Chief Executive Officer,             1995
   Human Resources and                           Patient First Physicians Group (formerly Cincinnati Health
     Compensation                                Partners and, prior to that, Timmerman & Saelinger, P.S.C.),
   Medical **                                    Southgate, Kentucky.  Trustee of the Foundation (1992 - March
                                                 1997).  Director of Citizens Bank of Campbell County.

CHAD P. WICK                             54      President, Resources and Instruction For Staff Excellence, Inc.        1995
   Finance **                                    (RISESM) (October 1995 - Present); President, The Mayerson
                                                 Company, Cincinnati, Ohio (1990 - October 1995).  Trustee of the
                                                 Foundation (1989 - March 1997).



                                                         GROUP I DIRECTORS
                                                       (TERM EXPIRES IN 1999)
                                                                                                                     YEAR FIRST
                                                                                                                     ELECTED A
    DIRECTOR/COMMITTEES                 AGE                     PRINCIPAL OCCUPATION OR EMPLOYMENT                    DIRECTOR
    -------------------                 ---                     ----------------------------------                    --------
DANIEL A. GREGORIE, M.D. ***             47      President and Chief Executive Officer of the Company (October          1995
                                                 1995 - Present); Chairman of the Board of the Company (March 5,
                                                 1997 - Present); President and Chief Executive Officer of the
                                                 Foundation (1989 - September 1995).  Trustee of the Foundation
                                                 (1989 - Present).  Director of Curative Healthcare Inc. and
                                                 Cross Medical Products, Inc.

JAMES P. LONG, PH.D. *                   60      Former President, Cincinnati State Technical and Community             1995
   Audit                                         College, Cincinnati, Ohio (1990 - January
   Medical                                       1997).  Trustee of the Foundation (May 1995 - Present).

                                       4



RICHARD G. SANTANGELO, M.D.              53      Pediatrician and Partner, Queen City Physicians, Ltd. (February        1995
   Finance                                       1996 - Present); President, Pediatric Offices, Inc.,
   Medical                                       Cincinnati, Ohio (1989 - February 1996).  Trustee of the
                                                 Foundation (1993 - Present).

--------------------
* Unless otherwise indicated, each such person has been employed in the principal occupation or employment indicated for at least the past five years.

**   Denotes committee chair.

*** On March 5, 1997, the Board elected Dr. Gregorie as Chairman of the Board and named Ms. Rollinson a director, to fill the vacancies resulting from Mr. Robert Westheimer's death on February 23, 1997.


          INFORMATION ABOUT THE BOARD OF DIRECTORS AND BOARD COMMITTEES

     During 1996, the Board held eleven meetings. Each director attended 75% or more of those meetings and the meetings held during the year by all Board committees on which he or she served.

     Set forth below for each standing committee established by the Board is a description of the committee's responsibilities and the number of meetings held during 1996:

     AUDIT COMMITTEE - The Audit Committee acts as a liaison between the Company's independent public accountants and the Board; reviews the scope of the annual audit and the management letter associated with such audit; reviews the Company's annual and quarterly financial statements; recommends to the Board the employment of the Company's independent public accountants; has a direct reporting relationship with the Company's internal auditor; and reviews the sufficiency of the Company's internal accounting controls. The Audit Committee met four times during 1996.

     FINANCE COMMITTEE - The Finance Committee makes recommendations to the Board on financial matters; reviews the Company's operating budget; reviews the investment policy of the Company's available investment funds and the investment funds of the Company's Savings Plan and Money Purchase Pension Plan; and reviews the appointment and performance of investment advisors retained by the Company. The Finance Committee met seven times during 1996.

     HUMAN RESOURCES AND COMPENSATION COMMITTEE - The Human Resources and Compensation Committee reviews and establishes the Company's compensation policies and programs, including such policies and programs related to the Company's executive and senior officers; reviews and establishes the Company's overall human resource strategy and employee benefit plans; and administers the Company's stock option plans. Effective March 5, 1997, the Human Resources and Compensation Committee assumed the responsibilities of a nominating committee. A separate nominating committee did not exist during 1996. For a discussion of executive compensation administration, see the "Report of the Human Resources and Compensation Committee of the Board of Directors" beginning on page 9. The Human Resources and Compensation Committee met eleven times during 1996.

     MEDICAL COMMITTEE - The Medical Committee reviews the Company's policies relating to (i) participating physicians and other health care professionals delivering medical care; and (ii) the quality and appropriateness of care provided to members. The Medical Committee met seven times during 1996.


                              DIRECTOR COMPENSATION

     No director may receive compensation for her or his service as a director if he or she also is an employee of the Company. During 1996, members of the Board, except the Chairman of the Board, received $7,500 for service as a director. The non-employee Chairman of the Board received $15,000 for service as Chairman. Directors received $700 for each single-day Board or committee meeting attended, $950 for each single-day off-site retreat attended and $1,200 for each two-day off-site retreat attended. Directors of the Company receive no compensation for serving as Trustees of the Foundation. Total payments to such directors for the 1996 year amounted to approximately $275,000.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes compensation earned for services rendered in all capacities to the Company during the years ended December 31, 1996, 1995 and 1994 by its Chief Executive Officer and the four most highly compensated individuals employed by the Company (together with the Chief Executive Officer, the "Named Officers").


                                                                                              LONG TERM
                                                                                             COMPENSATION
                                                              ANNUAL COMPENSATION (1)           AWARDS
                                                              ----------------------         ------------
                                                                                              SECURITIES
                                                                                              UNDERLYING           ALL OTHER
                         NAME AND                              SALARY         BONUS          OPTIONS/SARS         COMPENSATION
                   PRINCIPAL POSITION                YEAR       ($)           ($)(2)            (#)(3)               ($)(4)
 -------------------------------------------------- ------- ------------- --------------- ------------------- ---------------------

 Daniel A. Gregorie, M.D. . . . . . . . . . . . .    1996     $370,000      $433,835           400,000              $136,965
 President, Chief Executive Officer and              1995      305,000       503,250                --               127,515
 Chairman of the Board                               1994      275,000       379,225                --               110,969

 Jane E. Rollinson. . . . . . . . . . . . . . . .    1996      252,000       252,153           225,000                16,965
 Executive Vice President, Chief Operating           1995      216,000       292,097                --                16,941
 Officer and Treasurer                               1994      190,000       206,340                --                16,867

 Michael J. Barber, M.D.  . . . . . . . . . . . .    1996      209,000       173,663           125,000                17,079
 Executive Vice President and Chief Medical          1995      186,400       181,733                --                16,885
 Officer                                             1994      160,000       110,880                --                16,813

 Thomas D. Anthony, Esq.  . . . . . . . . . . . .    1996      185,000       100,640            60,000                14,829
 Executive Vice President, Chief Legal               1995           --            --                --                    --
 Officer and Secretary (5)                           1994           --            --                --                    --

 Byron J. Smith  . . . . . . . . . . . . . . . .     1996      150,000        89,235            30,000                16,906
 Senior Vice President and Chief Information         1995      130,000        98,719                --                16,762
 Officer, ChoiceCare Health Plans, Inc.              1994      109,967        76,208                --                16,563

--------------------
(1) Does not include perquisites and other personal benefits, the aggregate amount of which does not exceed the lesser of $50,000 or 10% of the total salary and bonus reported with respect to each Named Officer.

(2) For all years presented, amounts listed include earnings under the Company's 1994 Executive Annual Incentive Plan (the "Annual Incentive Plan") and the Company's 1994 Executive Long-Term Incentive Plan (the "Long-Term Incentive Plan"). Amount earned for 1996 was comprised of the following:

                                                           ANNUAL           LONG-TERM
                                                       INCENTIVE PLAN     INCENTIVE PLAN
                                                       --------------     --------------
                    Dr. Gregorie  . . . . . . . .        $265,475            $168,360

                    Ms. Rollinson  . . . . . . .          162,729              89,424

                    Dr. Barber . . . . . . . . .          115,786              57,877

                    Mr. Anthony  . . . . . . . .          100,640                  --

                    Mr. Smith  . . . . . . . . .           62,325              26,910



(3) Reflects the number of Common Shares underlying stock options granted under the Company's Stock Incentive Plan, which provides for acceleration of exercisability of options granted thereunder upon the occurrence of certain events constituting a change in control, as described in the Stock Incentive Plan.

(4) Amounts for 1996 include contributions and allocations by the Company made to the Company's Savings Plan, Money Purchase Pension Plan (the "MPP") and Supplemental Executive Retirement Agreement (the "SERP"), and the dollar value of insurance premiums paid by the Company, for the benefit of the Named Officers, as follows:

                                                      SAVINGS                                    INSURANCE
                                                       PLAN            MPP            SERP        PREMIUMS
                                                       ----            ---            ----        --------
                    Dr. Gregorie  . . . . . . . .      $4,500       $11,865         $120,000        $600

                    Ms. Rollinson  . . . . . . .        4,500        11,865               --         600

                    Dr. Barber . . . . . . . . .        4,500        11,865               --         714

                    Mr. Anthony  . . . . . . . .        2,397        11,865               --         567

                    Mr. Smith  . . . . . . . . .        4,500        11,865               --         541


(5)  Mr. Anthony was first employed by the Company in January 1996.

OPTION/SAR GRANTS TABLE

     The following table summarizes grants of options awarded to the Named Officers during 1996 under the Stock Incentive Plan.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR



                                                                                INDIVIDUAL GRANTS (1)
                                                    -------------------------------------------------------------------------------
                                                      NUMBER OF
                                                      SECURITIES      % OF TOTAL
                                                      UNDERLYING     OPTIONS/SARS
                                                     OPTIONS/SARS     GRANTED TO     EXERCISE OR                     GRANT DATE
                                                       GRANTED       EMPLOYEES IN     BASE PRICE     EXPIRATION     PRESENT VALUE
                       NAME                             (#)(2)        FISCAL YEAR     ($/SHARE)         DATE           ($)(3)
 ----------------------------------------------------------------------------------------------------------------------------------

 Dr. Gregorie  . . . . . . . . . . . . . . . . .       375,000           31.85%         $10.00          6/5/06       $1,886,250
                                                        25,000            2.12%          10.00         10/2/06          122,750
 Ms. Rollinson  . . . . . . . . . . . . . . . . .      225,000           19.11%          10.00          6/5/06        1,131,750
 Dr. Barber . . . . . . . . . . . . . . . . . . .      125,000           10.62%          10.00          6/5/06          628,750
 Mr. Anthony  . . . . . . . . . . . . . . . . . .       40,000            3.40%          10.00          6/5/06          201,200
                                                        20,000            1.70%          10.00         12/4/06           93,200
 Mr. Smith  . . . . . . . . . . . . . . . . . . .       30,000            2.55%          10.00          6/5/06          150,900

--------------------
(1)  No SARs were issued in 1996.

(2) With the exception of options granted to Dr. Gregorie, options granted to the Named Officers become exercisable ratably over the four annual grant date anniversaries following the grant date, or upon a change in control, as defined in the Stock Incentive Plan. Dr. Gregorie's options become exercisable ratably over the three annual grant date anniversaries following the grant date, or upon a change in control, as defined in the Stock Incentive Plan.

(3) The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following: (i) option exercise price equal to the fair market value of the underlying Common Share on the grant dates; (ii) option term of ten years; (iii) zero dividend yield; (iv) risk free interest rates ranging from 6.278% to 7.001%, depending upon the grant date; and (v) near-zero volatility rate due to various restrictions on ownership which limit the transferability of the Common Shares.

     The ultimate value of the options will depend on the future market price of the Common Shares, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Common Shares over the exercise price on the exercise date. See "Option/SAR Exercises and Year-End Value Table" on page 8 for the value of the options at December 31, 1996.

OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

     The following table provides information on the value of each Named Officer's unexercised options at December 31, 1996. There were no options exercises in 1996 by the Named Officers.


             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUES


                                                                       NUMBER OF
                                                                      SECURITIES               VALUE OF
                                                                      UNDERLYING              UNEXERCISED
                                                                      UNEXERCISED            IN-THE-MONEY
                                                                     OPTIONS/SARS            OPTIONS/SARS
                                                                       AT FY-END               AT FY-END

                                                                     EXERCISABLE/            EXERCISABLE/
                                                                     UNEXERCISABLE           UNEXERCISABLE
                                       NAME                             (#)(1)                  ($)(2)
                      ----------------------------------------------------------------------------------------

                      Dr. Gregorie  . . . . . . . . . . . .           0 / 400,000               $0 / $0
                      Ms. Rollinson  . . . . . . . . . . . .          0 / 225,000               $0 / $0
                      Dr. Barber . . . . . . . . . . . . . .          0 / 125,000               $0 / $0
                      Mr. Anthony  . . . . . . . . . . . . .          0 /  60,000               $0 / $0
                      Mr. Smith  . . . . . . . . . . . . . .          0 /  30,000               $0 / $0

---------------
(1) Options under the Stock Incentive Plan were first granted in 1996 and, with the exception of options granted to Dr. Gregorie, become exercisable ratably over the four annual grant date anniversaries following the grant date, or upon a change in control, as defined in the Stock Incentive Plan. Dr. Gregorie's options become exercisable ratably over the three annual grant date anniversaries following the grant date, or upon a change in control, as defined in the Stock Incentive Plan. No options were exercisable in 1996.

(2) The $10.00 exercise price was equal to the "fair market value" of the Common Shares at December 31, 1996, based on the Company's knowledge, which is not complete. Accordingly, for purposes of this table, unexercisable options had no value.

                 REPORT OF THE HUMAN RESOURCES AND COMPENSATION
                       COMMITTEE OF THE BOARD OF DIRECTORS

OVERVIEW AND PHILOSOPHY
     The Board believes that it has a responsibility to the Company's customer groups, members, physicians, health care providers and shareholders to attract, retain and motivate executive officers who have the vision and experience to provide the leadership that will enable the Company to exceed the needs and expectations of its constituents. The Human Resources and Compensation Committee (the "Committee") has the responsibility of recommending to the Board the compensation plans for the Company's executive officers. It is the Committee's responsibility to develop compensation plans that are consistent and competitive with the managed health care industry and other related industries that may attempt to recruit the Company's executive officers.

     The compensation philosophy for the Company's associates, including the executive officers, is to position base salary and incentive compensation at the 50th percentile of the market for organizations of similar type and size. The Committee then uses incentive compensation to increase total potential compensation to the 75th percentile of the market or higher when Company, business unit and individual performance justifies total compensation that is comparable to market leaders. The Committee measures performance based on clinical outcomes, individual performance, operating income, sales and expense levels, service excellence and strategy implementation.

EXECUTIVE COMPENSATION ADMINISTRATION
     Officer compensation recommendations are developed by the Committee, which is comprised of non-employee directors, and approved by the Board. The Committee works directly with a nationally recognized independent consultant specializing in executive compensation for the managed health care industry. The consultant performs a detailed analysis of each position, conducts a comprehensive market analysis of similar positions and presents the results and recommendations directly to the Committee. In addition, the Committee, independent from the consultant, gathers data from various sources such as national managed health care surveys, other consultants and professional publications, and compares data and recommendations received from all sources. Using the data and considering the needs of the Company, the Committee then recommends appropriate compensation and related benefit packages to the Board.

CHANGE IN CONTROL AND RETENTION INCENTIVE PAYMENTS
     The Committee's recommendations as to the payments which would be made to executive officers in the event of a change in control of the Company or a strategic investor purchase (as such terms are described in "Employment Contracts and Termination of Employment and Change in Control Arrangements" below) are intended to maintain stability within the Company, and preserve the executive management team of the Company, in case events occur which constitute a change in control or a strategic investor purchase. Such payments are designed to enable the executive officers to continue working for the Company without undue concern for the effect on their positions of such events and to allow such executive officers to continue to recommend and take actions that are in the best interests of all of the shareholders of the Company, without regard to the personal impact of the executive officers' decisions.

BASE SALARY
     The Committee recommends a base salary for each of the executives that falls within a salary range of 70% to 110% of the market average. For 1996, no executive's base salary exceeded the market average. The Committee primarily considers individual performance, experience and market changes in developing its salary increase recommendations each year. The Committee recommended increases for each of the officers set forth in the Summary Compensation Table in 1996 as a result of overall performance, experience levels and market changes.

INCENTIVE COMPENSATION
     The Committee utilizes incentive compensation plans to make total compensation packages competitive with the market and to place a significant portion of the executive's total compensation "at risk." The incentive plans are designed to reward executive behavior that provides a balance between the short-term and long-term needs of the Company. The Committee considers clinical outcomes, individual performance, operating income, sales and expense levels, service excellence and strategy implementation. The Committee identifies key goals and measurements for all executive incentive plans by reviewing the Company's business plan and the performance of other similar managed health care companies. At the end of the incentive period, the Committee reviews the Company, business unit and individual performances, and recommends to the Board payments under the incentive plans based on attainment of the pre-determined performance goals.

     Based on achieving certain clinical outcomes, individual performance, sales and expense, service excellence and strategy implementation goals, the Committee recommended that the Board award cash bonuses under the Annual Incentive Plan that were above target levels, but significantly less than maximum levels, to each of the officers named in the Summary Compensation Table. Similarly, based on the achievement of the goals set forth above, the Committee recommended that the Board award incentive payments above target levels, but significantly less than maximum levels, to each of the officers under the long term plans.

CHIEF EXECUTIVE OFFICER COMPENSATION
     Dr. Gregorie's compensation is recommended by the Committee to the Board. In 1996, Dr. Gregorie's base salary was equal to the average base salary of individuals with similar positions with companies of similar size and type to the Company. Payment was made to Dr. Gregorie under the incentive plans at 144% of target levels; the maximum potential payment was 200% of the target incentive. This payment was based on the accomplishment of certain goals such as developing Medicare and Workers' Compensation products, preparing to expand the Company's service area, Dr. Gregorie's executive leadership and the overall performance of the executive team; the achievement of certain service levels and clinical outcomes; and the Company's financial performance, as measured by operating results and sales and expense levels.

THE HUMAN RESOURCES AND COMPENSATION COMMITTEE:

Donald E. Hoffman, Chairman
Daniel W. Geeding, Ph.D.
Janet B. Reid, Ph.D.
Donald A. Saelinger, M.D.

                                    * * * * *


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

SUMMARY OF EMPLOYMENT AGREEMENTS

     The Company has employment agreements with Dr. Gregorie, Ms. Rollinson, Dr. Barber and Mr. Anthony (the "Executive Officers"). The material provisions of such agreements are summarized below. In addition, the philosophy behind certain provisions of the employment agreements are explained in the "Report of the Human Resources and Compensation Committee of the Board of Directors" above.

TERM OF AGREEMENTS
     Each current employment agreement with an Executive Officer has a term of three years which commences on January 1, 1997 and terminates on December 31, 1999. Each such agreement is automatically renewed for additional three-year terms (or, in Dr. Gregorie's case, additional one-year terms), unless the applicable Executive Officer gives notice of termination to the Company, or the Company gives notice of termination to the applicable Executive Officer, within a certain specified number of days prior to the end of the then-current term of the agreement.

BASE SALARY, REGULAR INCENTIVES AND FRINGE BENEFITS
     Each employment agreement with an Executive Officer provides a specific annual amount of base salary, which is reviewable on an annual basis. The base salary for an Executive Officer for any year cannot be less than her or his base salary for the immediately preceding year. Under the current employment agreements, the initial annual base salary is: $395,000 for Dr. Gregorie, $280,000 for Ms. Rollinson, $234,000 for Dr. Barber and $214,500 for Mr. Anthony.

     In addition, each employment agreement provides that annual and long-term incentives can be provided under and in accordance with the Company's Annual Incentive Plan and Long-Term Incentive Plan and that stock options can be granted under the Company's Stock Incentive Plan. Dr. Gregorie's agreement requires him to be granted stock options during 1997 (under the Stock Incentive
Plan) which give him the right to purchase under certain conditions no less than 200,000 Common Shares and to be granted stock options during 1997 and 1998 considered in the aggregate (under such plan) for no less than 342,697 Common Shares. Any stock option granted under the Stock Incentive Plan will, under the terms of such plan, have a purchase price per Common Share which is not less than 100% of the fair market value of a Common Share on the date such option is granted (as is determined under methods and procedures established by the Committee). Any such stock option to be granted Dr. Gregorie will also provide that all of the Common Shares which are subject to such option will be vested and will be able to be purchased through the exercise of such option, for up to ten years from the date the option is granted, if either (1) Dr. Gregorie's employment with the Company does not end before December 31, 1999 or (2) Dr. Gregorie's employment with the Company ends before such date for any reason other than cause or his voluntary resignation (other than a voluntary resignation which, under the provisions of his agreement described below, allows Dr. Gregorie to receive 90% of the then-current value of the compensation and benefits (other than disability, medical, life insurance and other similar welfare insurance benefits) that would otherwise have been provided to him both as an employee if his employment had continued to the end of the then-current term of his agreement and as an independent consultant for the two-year period after the end of such term).

     Further, each employment agreement indicates that, if a change in control of the Company occurs (as defined hereinafter), the overall value of the annual incentives provided the Executive Officer under the Annual Incentive Plan for each year which ends after the change in control generally cannot be reduced below the value of the incentive targeted for her or him under such plan for the year in which the change in control occurs (and, if a change in control occurs in 1997, any previously established incentive for her or him with respect to 1997 under the Long-Term Incentive Plan cannot be reduced).

     Each employment agreement also provides for each Executive Officer to receive certain fringe benefits. Dr. Gregorie's agreement generally provides medical coverage for himself and his family after his termination of employment with the Company until he (or, in the event of his death, until his spouse) becomes eligible to receive benefits under Medicare or obtains employment with another employer and is eligible to receive comparable medical benefits. In addition, in the event of a change in control of the Company (as defined hereinafter), the value of certain of the fringe benefits provided to each Executive Officer during her or his employment with the Company after the change in control may not be reduced.

TERMINATION BENEFITS
     In the event an employment agreement terminates for cause, the applicable Executive Officer is generally only entitled to earned but unpaid salary and any vested fringe benefits to which he or she is entitled upon such termination. Each current employment agreement also provides that, if the Executive Officer's employment terminates because of her or his voluntary resignation, then, except as otherwise provided in this summary, the Executive Officer is generally only entitled to earned but unpaid salary and any vested fringe benefits to which he or she is entitled upon such termination. Further, if an Executive Officer's employment with the Company terminates by reason of her or his death or permanent disability, he or she (or, in the event of her or his death, her or his estate) will generally be entitled to earned but unpaid salary, a pro rata amount of any annual or long-term incentives which have been targeted for her or his benefit for the year of her or his termination (and any long-term incentives which have been earned by her or him in prior years but have not yet been paid) and any vested fringe benefits to which he or she is entitled upon such termination. In addition, in the event his employment terminates by reason of his permanent disability, Dr. Gregorie's agreement also provides him with a lump sum payment equal to 200% of his then-current annual base salary.

     In the event the employment of an Executive Officer (other than Dr. Gregorie) is terminated other than for cause or the Executive Officer's death, permanent disability or voluntary resignation, then, except as is otherwise provided in this summary, the Executive Officer is generally entitled to earned but unpaid salary, a pro rata amount of any annual or long-term incentives which have been targeted for her or his benefit for the year of her or his termination (and any long-term incentives which have been earned by her or him in prior years but have not yet been paid), any vested fringe benefits to which he or she is entitled upon such termination and payments for executive outplacement services. In addition, such Executive Officer is generally entitled to bi-weekly severance payments, equal to her or his base rate of salary in effect at her or his termination, for twelve months after such termination.

     Dr. Gregorie's employment agreement does not specifically permit the Company to terminate his employment for a reason other than cause unless a change in control of the Company occurs. However, the Company may remove Dr. Gregorie from his current President and Chief Executive Officer positions for a reason other than cause. If Dr. Gregorie is removed from such positions during the term of his agreement for a reason other than cause or permanent disability (and other than after a change in control), then Dr. Gregorie will still be employed by the Company as an employee working in a special advisor capacity, with the same salary, incentives and fringe benefits in effect immediately prior to such removal, until at least the end of the then-current term of his agreement. In such situation, Dr. Gregorie may elect at any time after his removal from such President and Chief Executive Officer positions to receive, in a lump sum, 90% of the then-current value of the compensation and benefits (other than disability, medical, life insurance and other similar welfare insurance benefits) that would otherwise have been provided to him during the remaining term of his agreement (and during the two year consulting period discussed immediately below).

     Further, under Dr. Gregorie's agreement, in the event that Dr. Gregorie's employment with the Company terminates at the end of any then-current term for any reason other than cause or his death or permanent disability, and provided that Dr. Gregorie agrees not to file any administrative charge or lawsuit relating to his prior employment and to release the Company and certain related parties from any and all claims and has not made the election described in the immediately preceding paragraph, Dr. Gregorie's agreement calls for him to be employed as an independent consultant for two years following the last day of such then-current term, for compensation generally equal to his annual rate of base salary for the last year in which he was an employee of the Company.

CHANGE IN CONTROL PAYMENTS
     Each current employment agreement provides for a special "change in control" payment if the Executive Officer's employment terminates, other than for cause or because of her or his death or permanent disability or her or his voluntary resignation, within a period which begins six months before, and ends one year after, a change in control of the Company.

     Any such change in control payment is equal to a percentage (the "change in control percentage") of the sum of the applicable Executive Officer's then-current annual rate of base salary, the amount established by the Company for her or his annual incentive for the year in which her or his termination occurs, and, if the change in control occurs in 1997, the amount established by the Company for her or his long-term incentive for 1997. The change in control percentage is: 500% for Dr. Gregorie, 400% for Ms. Rollinson, and 300% for Dr. Barber and Mr. Anthony. In addition, each Executive Officer is also generally entitled in such situation to a pro rata amount of any annual or long-term incentives which have been targeted for her or his benefit for the year of her or his termination (and any long-term incentives which have been earned by her or him in prior years but have not yet been paid).

     For purposes of each current employment agreement with an Executive Officer, a "change in control" generally refers to (1) the election of persons constituting more than 33-1/3% of the number of directors of the Company if such persons were not nominated by the nominating committee of the Company (or, if so nominated, were not recommended by a majority of the directors in office prior to being nominated by such nominating committee), (2) any consolidation or merger of the Company if, within two years after such consolidation or merger, individuals who were directors of the Company immediately prior to the consolidation or merger cease to constitute at least 66-2/3% of the directors of the Company or its successor by consolidation or merger, (3) any sale, lease, exchange or other transfer, in one transaction or a series of related transactions (and other than to a directly or indirectly majority-owned subsidiary of the Company) of all, or substantially all, of the assets of the Company, (4) the sale, or the execution of a definitive agreement for the sale, of at least 33-1/3% of the ownership and/or voting interests in any direct or indirect subsidiary or subsidiaries of the Company if such subsidiary or subsidiaries before the sale held assets that constituted all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis,
(5) the sale, or the execution of a definitive agreement for the sale, of at least 33-1/3% of the ownership and/or voting interests in the Company to one purchaser, related purchasers or several purchasers acting directly or indirectly in concert or (6) the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.

RETENTION INCENTIVE PAYMENTS
     Each current employment agreement also provides the opportunity for a special "retention incentive" payment in order to provide the Executive Officer with an incentive to remain employed with the Company after a change in control or strategic investor purchase. Such retention incentive payment is not provided to an Executive Officer, however, in any situation in which an above-described change in control payment is payable to the Executive Officer.

     For purposes of each current employment agreement with an Executive Officer, a "strategic investor purchase" refers to the purchase or obtaining by any person, corporation or other organization of stock possessing less than 33-1/3% of the total combined voting power of all classes of stock of the Company together with the optional right to purchase in the future additional stock of the Company which would permit that person, corporation or other organization to own stock possessing 33-1/3% or more of the total combined voting power of all classes of stock of the Company.

     If a change in control or a strategic investor purchase occurs, a retention incentive payment will be made to an Executive Officer if he or she is continuously employed by the Company to the end of her or his retention incentive period. "Retention incentive period" means the period which begins on the date immediately following the earlier of a change in control or a strategic investor purchase (such date referred to herein as the "beginning date") and which ends on the date which is three years after the beginning date. However, in Dr. Gregorie's case, his retention incentive period ends on the earlier of
(1) the date which is three years after the beginning date or (2) the later of the date which is two years after the beginning date or the end of the term of his employment agreement which is in effect on the beginning date. The amount of such retention incentive payment is generally equal to: (1) for Dr. Gregorie, 400% of his annual rate of base salary in effect on the beginning date, up to a maximum of $1.6 million; (2) for Ms. Rollinson, 350% of her annual rate of base salary in effect on the beginning date, up to a maximum of $1 million; or (3) for Dr. Barber or Mr. Anthony, 250% of his annual rate of base salary in effect on the beginning date, up to a maximum of $750,000. In addition, if an Executive Officer's employment with the Company is terminated because of her or his death or permanent disability after the earlier of a strategic investor purchase or a change in control but prior to the end of her or his retention incentive period, or if her or his employment is terminated for any reason other than cause, her or his death or permanent disability or her or his voluntary resignation after a strategic investor purchase but prior to both a change in control or the end of her or his retention incentive period, then the Executive Officer will also be entitled to a percent of the full retention incentive payment that he or she would have received had he or she been employed to the end of her or his retention incentive period.

     Further, if, after one year has expired after a change in control but prior to the end of an Executive Officer's retention incentive period, the Executive Officer's employment with the Company is terminated for any reason other than cause, her or his death or permanent disability or her or his voluntary resignation, then the Executive Officer will be entitled to a retention incentive payment which is equal to the same retention incentive payment that would have applied had he or she been employed by the Company to the end of her or his retention incentive period.

     Also, if Dr. Gregorie's employment with the Company terminates for any reason other than cause or his death or permanent disability after one year has expired after a change in control but prior to the end of his retention incentive period, then, provided that Dr. Gregorie agrees not to file any administrative charge or lawsuit relating to his prior employment and to release the Company and certain related parties from any and all claims, he will generally be entitled, in addition to any retention incentive payment to which he may be entitled under the provisions described in the immediately preceding paragraph, to 90% of the then-current value of the compensation and benefits (other than disability, medical, life insurance and other similar welfare insurance benefits) he would otherwise have been provided under the normal provisions of his agreement both as an employee if his employment had continued to the end of the then-current term of his agreement and as an independent consultant for the two-year period after the end of such term; except that this payment will not apply if he is otherwise entitled to the same amounts under other portions of his agreement.

     Finally, in the case of each Executive Officer other than Dr. Gregorie, if her or his employment with the Company terminates by reason of her or his voluntary resignation more than one year after a change in control but prior to the end of her or his retention incentive period, then, provided that the Executive Officer agrees not to file any administrative charge or lawsuit relating to her or his prior employment and to release the Company and certain related parties from any and all claims, the Executive Officer will be entitled to bi-weekly payments, equal to her or his base rate of salary in effect at her or his termination, for twelve months after such termination.

     If any retention incentive payment is made to an Executive Officer under the above-described retention incentive provisions, then, except as is otherwise noted above, no further retention incentive will be payable even if a later event occurs which would otherwise require a retention incentive payment to such Executive Officer.

MISCELLANEOUS PROVISIONS
     Each Executive Officer's employment agreement has certain non-compete covenants under which he or she agrees that he or she will generally not compete in certain material ways with the Company for at least one year after her or his termination of employment with the Company (or, if he or she becomes entitled to a retention incentive payment under the provisions described above, for a period of at least two years after her or his termination of employment).

     Further, each employment agreement with an Executive Officer provides that, for purposes of any of the above-described provisions of the agreement, the Executive Officer will generally not be deemed to have voluntarily resigned from her or his employment with the Company, and to have been terminated by the Company, if he or she resigns at least 120 days after, and no more than 180 days after, the Company either changes the principal party to whom he or she reports to a person or persons who have lower positions in the Company than the person or persons to whom he or she currently reports or significantly reduces her or his duties. In such case, for purposes of determining the Executive Officer's rights to any change in control or retention incentive payment under the above-described provisions of the agreement, the Executive Officer is deemed to have had her or his employment terminated by the Company on the date that the Company took the action described in the immediately preceding sentence which is applicable to her or his resignation. In addition, any resignation of an Executive Officer will not be deemed to be voluntary if such resignation occurs after the Company requires the Executive Officer to change her or his principal work location by at least 50 miles and the Executive Officer refuses to make such move.

     In addition, if an Executive Officer's employment terminates at the end of a then-current term of her or his employment agreement (either its initial term or a renewal term) by reason of the Company giving timely notice to the Executive Officer that such agreement will not be renewed, then, for purposes of any of the above-described provisions of the agreement, the Company will be deemed to have terminated the Executive Officer's employment. On the other hand, if the Executive Officer's employment terminates at the end of a then-current term of her or his employment agreement by reason of the Executive Officer giving timely notice to the Company that such agreement will not be renewed, then, except as is otherwise provided in the immediately preceding paragraph, the Executive Officer will be deemed to have voluntarily resigned her or his employment for purposes of the above-described provisions of the agreement.

     Finally, each employment agreement with an Executive Officer provides that, if any change in control payment, retention incentive payment or any other payment by the Company to the Executive Officer under her or his agreement is subject to a penalty tax as a so-called "excess parachute payment" under the Internal Revenue Code (the "Code"), the Company will "gross up" the payment so that the net amount of such payment, after taking into consideration such penalty tax, will leave the Executive Officer with the same amount as if no such penalty tax applied.

POTENTIAL PAYOUTS
     The Company's maximum contingent liability under the employment agreements described above is currently estimated to approximate: (i) $3.7 million in the event that only retention incentive payments are made; or (ii) $10.5 million in the event that only change in control payments are made. As set forth in Note 11(a) of the Company's Notes to Consolidated Financial Statements for the year ended December 31, 1996, the maximum contingent liability of the previously-existing employment agreements then in effect was estimated at approximately $3.9 million. Such previously-existing employment agreements provided for change in control payments in the event that an Executive Officer had her or his employment terminated during a then-current contract term within six months of the change in control, regardless of whether such termination occurred because of the resignation of the Executive Officer or the termination of her or his employment by the Company, or in the event that her or his employment was terminated by the Company without cause within six months prior to the change in control.

PROPOSED AGREEMENTS WITH CERTAIN OFFICERS
     While the Company has not previously entered into written employment agreements with officers of its subsidiary, including Mr. Smith, it intends to do so in the near future with certain of the officers. Such agreements will likely give the Chief Executive Officer the discretion to provide retention incentive payments to certain of the officers which are similar to the retention incentive payments provided the Executive Officers but at lower amounts in the event of a change in control of the Company or a strategic investor purchase.

     EXECUTIVE ANNUAL INCENTIVE PLAN. The Company maintains the Annual Incentive Plan to provide its executives a substantial portion of total compensation at risk, with the opportunity for increased compensation if individual and/or corporate performance exceeds objectives. Participation in the plan is restricted to the Chief Executive Officer, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents and other executive associates as designated by the Chief Executive Officer. Awards under the plan are based upon certain Company and individual performance levels.

     LONG TERM STOCK INCENTIVE PLAN. In 1996, the Board, with shareholder approval, developed and implemented the Stock Incentive Plan for substantially all of the Company's associates. The purpose of the Stock Incentive Plan is to align the long-term interest of the Company's executives and associates with those of the Company's shareholders. Additionally, option grants which are made under such plan provide a favorable mechanism through which the Company's executives and associates can achieve equity ownership in the Company.

     The number of options or other awards granted to an executive is generally determined by the Committee based on the executive's level of responsibility and the practice of comparable managed health care companies as reported by the independent outside consultant. Under the Stock Incentive Plan, any options are granted with an exercise price which is no less than the fair market value of the Company's Common Shares on the grant date (as determined by methods and procedures established by the Committee).

     On March 5, 1997, the Board committed to the 1997 annual grant of options under the terms of the Stock Incentive Plan, including the following commitments for the Named Officers: Dr. Gregorie - 200,000; Ms. Rollinson - 90,000; Dr. Barber - 60,000; Mr. Anthony - 60,000; and Mr. Smith - 12,000. Such options will be granted at fair market value, as determined by the Board, during the second quarter of 1997.

     MONEY PURCHASE PENSION PLAN. The Company maintains the Money Purchase Pension Plan. This plan is designed to be a qualified defined contribution money purchase pension plan under the Code. All employees, including the Named Officers but excluding employees covered by a collective bargaining agreement, if any, participate after being credited with six months of service and attaining age 21. Pursuant to the terms of the plan, the Company contributes 5% of a participant's annual salary (generally based on her or his IRS Form W-2 reported income) to the plan, up to the "taxable wage base" in effect under
Section 230 of the Social Security Act, plus 10% of the participant's salary above such taxable wage base, except that the maximum annual salary considered under the plan is subject to a maximum legal limit. The maximum annual salary considered under the plan for 1997 is $160,000. To be eligible for contributions, participants must be employed on the last day of the year or be credited with more than 500 hours of service during the year. Participants become vested in the amounts in their accounts under a graduated vesting schedule which provides for 100% vesting after six years of vesting service. Participants' accounts are invested in accordance with investment directions provided by the participants for allocating their accounts among the options available under the plan. Distributions of vested amounts are paid as a single lump sum or in certain annuity or installment methods after retirement, death, disability or other termination of employment.

     SAVINGS PLAN. The Company also maintains the Savings Plan. This plan is designed to be a qualified defined contribution profit sharing plan with a cash or deferred arrangement under Section 401(k) of the Code. All employees, including the Named Officers but excluding employees covered by a collective bargaining agreement, if any, participate after being credited with six months of service and attaining age 21. Participants may contribute from 1% to 15% of their annual salary on a pre-tax basis, up to the maximum dollar amount allowed under the Code (currently $9,500). Participants may also make voluntary after-tax contributions, subject to certain restrictions. The Company may make discretionary matching contributions of a percent to be determined annually based on a percentage of participants' pre-tax contributions. The Company also may make annual discretionary profit sharing contributions in an amount to be determined by the Board, which are allocated in proportion to participants' compensation. Participants' contributions are 100% vested at all times. Participants become vested in the Company's matching and discretionary profit sharing contributions under a graduated vesting schedule which provides for 100% vesting after six years of vesting service, except that the Company may make certain qualified nonelective contributions which are 100% vested immediately. Participants' accounts are invested in accordance with investment directions provided by the participants for allocating their accounts among the options available under the plan. Distributions of vested amounts are paid as a single lump sum or in certain annuity methods after retirement, death, disability or other termination of employment.

     DEFERRED COMPENSATION PLAN. The Company also maintains the ChoiceCare Voluntary Deferred Compensation Plan, adopted effective January 1, 1996, which allows certain of the Company's employees to elect to defer a percentage of their following year's pay. Participation for any calendar year is limited to employees who had an annualized base salary of $100,000 or more in the immediately preceding calendar year and who are expected to have a base salary of $100,000 or more in the plan year for which the election of deferred pay is made. An eligible employee generally is permitted to defer for a calendar year up to 75% of her or his base salary and up to 100% of her or his annual bonus. The deferred pay is deemed to be invested in certain investment funds, and the employee's account is credited with investment gains and losses as if the deferred funds had actually been invested in those funds. The employee can receive payment of the deferred pay and investment credits only upon retirement, total disability or termination of employment, and is not permitted to be paid such amounts at any earlier time. In the event of death, the employee's beneficiary receives payment of such amounts. Until an employee's account is paid out, the deferral amount remains as an asset of the Company that is potentially subject to the Company's other creditors in the event of the Company's insolvency or bankruptcy.

     SUPPLEMENTAL EXECUTIVE RETIREMENT PLANS. The Company maintains a Supplemental Executive Retirement Agreement for Dr. Gregorie, which was first effective as of January 1, 1994, and was amended and restated to be effective as of January 1, 1997. That agreement provides unfunded deferred compensation credits to Dr. Gregorie for fiscal year 1994, and for each subsequent year in which Dr. Gregorie remains an employee of the Company. The Company shall credit to a book account for fiscal year 1994 and each subsequent fiscal year through and including fiscal year 1999 an amount equal to 19% of the total of Dr. Gregorie's actual base salary for each year and his actual award under the Annual Incentive Plan. Each year subsequent to 1999 in which Dr. Gregorie remains an employee of the Company, the credit to the book account shall be an amount equal to 16% of the total of such base salary and incentive award. If the total amount of the credits to be made to the book account does not equal certain minimums as of the termination of employment of Dr. Gregorie for any reason other than cause, the Company is obligated to contribute additional amounts to the book account in accordance with the terms of the agreement. The credits to the book account are assumed to be invested in investments designated by Dr. Gregorie from among choices designated by the Company.

     Amounts credited to the book account shall be 100% vested as of December 31, 1999, but not generally vested prior to that date. Early vesting to the extent of 100% shall occur upon termination or non-renewal of Dr. Gregorie's employment agreement without cause by the Company prior to December 31, 1999, Dr. Gregorie's death or permanent disability while he remains employed by the Company or a change in control as defined in Dr. Gregorie's employment agreement. The Company shall pay to Dr. Gregorie the vested percentage of the balance in his account determined as of the date he terminates employment with the Company for any reason other than his death, in one lump sum or in up to ten annual installment payments, as he elects at least one year prior to his termination of employment. If Dr. Gregorie ceases to be employed by the Company by reason of his death, the balance will be paid to his beneficiary. If Dr. Gregorie's employment is terminated for cause, he will forfeit all amounts in the book account.

     The Company also maintains a Supplemental Executive Retirement Plan for Executive Officers, which was effective January 1, 1997. That plan provides unfunded deferred compensation credits for Ms. Rollinson, Dr. Barber and Mr. Anthony. The Company shall credit to book accounts for each year beginning with 1997 during which they remain employed by the Company an amount equal to 8% of the total of their actual base salary for each year and their actual awards under the Annual Incentive Plan. The credits to the book accounts are assumed to be invested in investments designated by the executives from among choices designated by the Company.

     Amounts credited to the book accounts shall be 100% vested as of each executive's 60th birthday provided they remain employed by the Company on that date. Early vesting to the extent of 100% shall occur upon termination of their employment by the Company without cause, their death or permanent disability while they remain employed by the Company or the occurrence of a change in control as defined in their employment agreements. The Company shall pay to them the vested percentage of the balance in their accounts determined as of the date they terminate employment with the Company for any reason other than death, in one lump sum or in up to ten annual installment payments, as they elect at least one year prior to their termination of employment. If they cease to be employed by the Company by reason of death, the balance will be paid to their beneficiaries. If their employment is terminated for cause, they will forfeit all amounts in the book accounts.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company was not subject to the Section 16(a) reporting requirements during fiscal year 1996. The Company filed a Form 8-A on March 25, 1997. Accordingly, the Company will file such reports in 1997.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Members of the Committee set forth above are all independent directors of the Company, and, except for the relationships described below in "Certain Transactions," have no other relationships with the Company and its subsidiary.


                   SHAREHOLDER RETURN PERFORMANCE INFORMATION

     There is no established public trading market for the Common Shares nor published quotations related to the Common Shares. Any trades of Common Shares are on an individually negotiated basis between Eligible Investors, as such term is defined in the Company's Regulations. To the Company's knowledge, which is not complete, there have been a limited number of trades in the Common Shares during 1996, negotiated among Eligible Investors, at approximately $10.00 per share. The Company sold its Common Shares to Eligible Investors in an initial public offering at $10.00 per share. Accordingly, the Shareholder Return Performance Graph typically presented by publicly-traded companies is not presented herein because it is not applicable to the Company's Common Shares.


                              CERTAIN TRANSACTIONS

     Each of Drs. Saelinger, Santangelo and Schmerler, and Dr. Reid's husband, is either an individual participating provider or an employee of a group practice which currently has a provider contract with the Company. Drs. Saelinger, Santangelo, Schmerler and Reid are directors of the Company. In each case, the terms of the provider contract are no more favorable than the terms provided to other participating providers or participating provider groups of the Company, and such contracts are not material, either individually or in the aggregate. The following amounts include payments made in 1996 to the individuals and/or the group practices with which they are associated, for medical services provided to members and payments made in connection with the 1988 settlement of a lawsuit filed by a group of participating and formerly participating physicians against the Company and certain former officers (the "THOMPSON litigation"): Dr. Saelinger - $81,972; Dr. Santangelo - $151,775; Dr. Schmerler - $81,105; and Dr. Reid's husband, Dr. Leon A. Reid III - $84,869. The Company maintains a medical group assistance program to provide technical, general management and financial support to physician group practices. At March 31, 1997, the Company had entered into agreements with twelve group practices under the program, including groups with which Drs. Santangelo and Saelinger are associated. Pursuant to such an agreement, the Company provided approximately $589,000 in financial support to Dr. Santangelo's group in 1996 and has committed to provide additional financial support of approximately $446,000. The agreement with Dr. Saelinger's group contained no financial commitments and no payments were made thereunder in 1996.

                                    * * * * *

                 CONFIRMATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board has appointed Arthur Andersen LLP as independent public accountants of the Company and its subsidiary for the year ending December 31, 1997. Arthur Andersen LLP has served the Company and its predecessor in that capacity since 1979. It is anticipated that a representative of Arthur Andersen LLP will attend the Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions that may be asked by shareholders.

     Confirmation of the appointment of Arthur Andersen LLP will require the affirmative vote of a majority of the votes cast at the Meeting. THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR CONFIRMATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP.

                                    * * * * *


                                  OTHER MATTERS

     As of the date of this Proxy Statement, the Board is not aware of any other business or matters to be presented for consideration at the Meeting other than as set forth in the Notice of Annual Meeting of Shareholders attached to this Proxy Statement. If, however, any other business shall come before the Meeting or any adjournment or postponement thereof and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority on the individuals named to vote the shares represented by such proxy as to any such matters.

                                    * * * * *


                          FUTURE SHAREHOLDER PROPOSALS

     Proposals of shareholders which are intended to be presented at the Company's next annual meeting of shareholders must be received by the Company no later than December 31, 1997, for inclusion in the proxy statement and proxy relating to that meeting. Proposals should be sent to Thomas D. Anthony, Esq., Secretary, ChoiceCare Corporation, 655 Eden Park Drive, Cincinnati, Ohio 45202-6056.


                           ANNUAL REPORT ON FORM 10-K

     A copy of the Company's 1996 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, may be obtained, without charge, by writing or calling:


                               Investor Relations
                             ChoiceCare Corporation
                               655 Eden Park Drive
                           Cincinnati, Ohio 45202-6056
                                 (513) 684-7440



                                            Thomas D. Anthony, Esq.
                                            Secretary

April 18, 1997

                            CHOICECARE CORPORATION

   Annual Meeting of Shareholders, May 14, 1997-- THIS PROXY IS SOLICITED ON
                        BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder appoints Daniel A. Gregorie, M.D., Donald A. Saelinger, M.D. and Thomas D. Anthony, Esq, and each of them, as attorneys, with full power of substitution, to vote all shares in CHOICECARE CORPORATION (the "Company") that the undersigned is entitled to vote at the annual meeting of the Company's shareholders to be held at the Grand Baldwin Conference Center, Level B, 655 Eden Park Drive, Cincinnati, Ohio on Wednesday, May 14, 1997 at 6:00 P.M., and at any adjournment thereof, upon the matters indicated on the reverse side hereof and fully described in the Company's proxy statement dated April 18, 1997, as well as upon any other matters properly coming before the meeting.

                                                     Shares



1. Election of Group II Directors:
   Class A nominee:                   Michael Schmerler, M.D.            FOR [ ]               WITHHOLD [ ]

   Class B nominees:                  Donald E. Hoffman                  FOR [ ]               WITHHOLD [ ]

                                      Janet B. Reid, Ph.D.               FOR [ ]               WITHHOLD [ ]

2. To confirm the appointment of Arthur Anderson LLP as independent public accountants of the Company for fiscal year 1997.

                                                                         FOR [ ]               AGAINST  [ ]       ABSTAIN  [ ]

3. In their discretion, to act upon such other matters as may properly come before the meeting.


THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS SPECIFIED, WILL BE VOTED FOR ITEMS 1 AND 2 IN ACCORDANCE WITH MANAGEMENT'S RECOMMENDATIONS.

Please sign name(s) exactly as printed hereon. If your shares are held jointly, both holders must sign. In signing as attorney, administrator, executor, guardian or trustee, please give title as such. If you are an authorized individual signing on behalf of a corporation or partnership, please state the full corporate or partnership name.


-----------------------------                    -----------------------------
Signature               Date                     Signature               Date